As filed with the Securities and Exchange Commission March 6, 2002

File No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERCELL HOLDINGS, INC

(Exact name of registrant as specified in its charter)

HYPERMEDIA COMMUNICATIONS, INC.

(Former name of registrant)

FLORIDA

(State or other jurisdiction of incorporation or organization)

11-3331350

(I.R.S. Employer Identification No.)

1 Randall Avenue

Pikesville, MD 21208

(Address of principal executive office, including zip code)

CONSULTING AGREEMENT – REUBEN SUSHMAN

CONSULTING AGREEMENT – DAVID FRIEDMAN

CONSULTING AGREEMENT – ELISHA PRERO

CONSULTING AGREEMENT – BEN GERENDASH

CONSULTING AGREEMENT – JEREMY ROSS

CONSULTING AGREEMENT – DAVID MASSRE

CONSULTING AGREEMENT – NICCOLE FULDA

LETTER AGREEMENT – RAICE PAYKIN & KRIEG LLP

(Full Title of the Plan)

Sean Y. Fulda, Chief Executive Officer

1 Randall Avenue

Pikesville, MD 21208

(800) 765-2355

(Name, address, including zip code, telephone number,

including area code, of agent for service)

with a copy to:

RAICE PAYKIN & KRIEG, LLP

185 Madison Avenue, 10th Floor

New York, New York 10016

David C. Thomas, Esq.

(212) 725-4601

CALCULATION OF REGISTRATION FEE*

------------------------------------------------------------------------------------------------------------------------------------------------------------------

PROPOSED

PROPOSED

MAXIMUM

MAXIMUM

TITLE OF

AMOUNT

OFFERING

AGGREGATE

AMOUNT OF

SECURITIES TO

TO BE

PRICE PER

OFFERING

REGISTRATION

BE REGISTERED

REGISTERED

SHARE

PRICE

FEE

===============================================================================================

Common Stock

925,000 Shares

$0.395

$365,375

$34

Par Value $0.0001

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* Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on the average of the bid and asked prices reported by the national quotation bureau for over-the-counter trading for March 5, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2

Registrant Information and Employee Plan Annual Information.

Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by Univercell Holdings, Inc., formerly known as Hypermedia Communications, Inc., (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement.

1.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 17, 2001, as amended on June 28, 2001

2.

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 21, 2001.

3.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001.

4.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, as amended on December 5, 2001.

5.

The Company’s Current Report on Form 8-K filed on December 19, 2001, as amended on January 10, 2002.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

The following summary of the material provisions of the Company’s securities and various provisions of the Company’s Articles of Incorporation, as amended, and the By-Laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company’s Articles of Incorporation, as amended, and By-Laws included as exhibits to this Registration Statement.

The Company is authorized to issue up to 50,000,000 share of common stock, par value $.0001 per share.   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders.  The holders of common stock are entitled to receive ratably lawful dividends as declared by the Board of Directors.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders.  The common stock has no preemptive, redemption, conversion or subscription rights.

The following provisions of the Florida Business Corporation Act could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial interest in, or control of, the Company.

The Company is subject to anti-takeover provisions under the Florida Business Corporation Act that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws.  The Company has not chosen to opt-out of these provisions.

These provisions prohibit the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless: (i) the board of directors gives its prior approval of the control share acquisition; (ii) the corporation amends its articles of incorporation or bylaws to make the statute inapplicable before a control share acquisition; or (iii) the holders of a majority of the corporation's voting shares, excluding “interested” shares, approve the granting of voting rights to the acquiring party.  There are some exceptions to the “control share acquisition” provisions of the Florida Business Corporation Act.  A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote or direct the vote in the election of directors within any of the following ranges of voting power: (i) 1/5 or more but less than 1/3; (ii) 1/3 or more but less than a majority; or (iii) a majority or more.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless: (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the corporation has not had more than 300 stockholders of record during the past three years; (iii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; (iv) the interested shareholder is the beneficial owner of at least 90% of the voting shares, excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (v) consideration is paid to the corporation's shareholders equal to the highest amount per share calculated under a complex formula, and other specified conditions are met; or (vi) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.  An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation's outstanding voting shares.

The Florida Business Corporation Act also contains “general standards for directors” provisions. These provisions state that in discharging his or her duties and in determining what is in the Company’s best interest, a director may consider factors that the director deems relevant, including: (i) the long term prospects and interests of the Company and its shareholders; and (ii) the social, economic, legal or other effects of any proposed actions on its employees, suppliers or customers, the community in which the Company operates and the economy in general.  Therefore, directors who consider these other factors may make decisions which are less beneficial to some, or a majority, of the Company’s shareholders than if the law did not permit our directors to consider these factors.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement will be passed upon for the registrant by Raice Paykin & Krieg LLP, counsel to the registrant.  As of March 5, 2002, certain members of Raice Paykin & Krieg LLP beneficially owned, in the aggregate, 75,000 shares of Common Stock.

Item 6.

Indemnification of Directors and Officers

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to a corporation or other person for any statement, vote, decision, or failure to act unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which an unlawful dividend, redemption or other distribution is made; (D) in a derivative or shareholder proceeding, conscious disregard for the best interest of the corporation or willful misconduct; or (E) in a proceeding by another third party, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

A corporation may purchase and maintain insurance for its directors or officers against liabilities asserted against them and incurred by them in their capacity, whether or not the corporation would have the power to indemnify them against this liability under the Florida Business Corporation Act.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits:

See Exhibit Index

Item 9.

Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pikesville, Maryland, on March 6, 2002.

Univercell Holdings, Inc.

By: /s/ Sean Y. Fulda

Sean Y. Fulda

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 6, 2002.

Signature

Title

/s/ Sean Y. Fulda

Chief Executive Officer, President, Chairman of

Sean Y. Fulda

the Board of Directors and Chief Financial Officer

Exhibit Index

Exhibit

Description

No.

3.1

Articles of Incorporation of the Registrant.

3.2

Amendment to the Articles of Incorporation of the Registrant.

3.3

Bylaws of the Registrant.

4.1

Proposed specimen certificate for common stock, par value $.0001 per share.

5.1

Legal opinion of Raice Paykin & Krieg LLP.

23.1

Consent of Raice Paykin & Krieg LLP (contained in Exhibit 5.1).

23.2

Consent of Malone & Bailey, PLLC.

99.1

Consulting agreement dated December 31, 2001, between Reuben Sushman and Univercell Holdings, Inc.

99.2

Consulting agreement dated December 31, 2001, between David Friedman and Univercell Holdings, Inc.

99.3

Consulting agreement dated December 31, 2001, between Elisha Prero and Univercell Holdings, Inc.

99.4

Consulting agreement dated December 31, 2001, between Ben Gerendash and Univercell Holdings, Inc.

99.5

Consulting agreement dated December 31, 2001, between Jeremy Ross and Univercell Holdings, Inc.

99.6

Consulting agreement dated December 31, 2001, between David Massre and Univercell Holdings, Inc.

99.7

Consulting agreement dated December 31, 2001, between Niccole Fulda and Univercell Holdings, Inc.

99.8

Letter agreement dated February 10, 2002, between Raice Paykin & Krieg LLP and Univercell Holdings, Inc.

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